Exhibit 99.1

FOR IMMEDIATE RELEASE

September 2, 2016

Contact: Jeff Schoen

Chief Executive Officer

(918) 825-0616

ORCHIDS PAPER PRODUCTS COMPANY ANNOUNCES APPOINTMENT OF NEW CHIEF FINANCIAL OFFICER

PRYOR, OKLAHOMA (September 2, 2016) - Orchids Paper Products Company (NYSE: Mkt: “TIS”) (the “Company”) is pleased to announce that effective September 12, 2016, Rodney D. Gloss, age 59, will join the Company as Chief Financial Officer. Prior to joining the Company, Mr. Gloss served between 2011 and 2016 as Vice President and Chief Financial Officer of Atna Resources Ltd., a public gold mining company. In 2010 and 2011, Mr. Gloss served as Corporate Controller of Alacer Gold Corporation, a public international gold mining and exploration company. Prior to 2010, Mr. Gloss served in senior financial positions with Intrepid Potash, Inc., a publicly traded potash producer, and Timminco Ltd., a public manufacturer, principally of magnesium products.

Mr. Gloss has an extensive background in virtually all aspects of corporate finance, public reporting, accounting, and treasury operations. He has significant experience with strategic planning, information systems, procurement, human resources, production planning, and lean production processes. Mr. Gloss has an excellent track record in improving upon business processes, increasing profitability, and fostering growth to his employers. He has also been successful in building and leading teams, corporate turnarounds, IPO’s, divestitures, mergers, and acquisitions. Mr. Gloss possesses an MBA from UCLA and has maintained his CPA license as active.

The Company expects to utilize Mr. Gloss’s skills and experience to augment the financial performance of the Company by improving upon cost accounting, increasing efficiency and reducing costs, performing sales and margin analyses, and augmenting enterprise systems.

Jeff Schoen, President and CEO, “I am pleased to have Rod join the Orchids team. Rod has the skill sets required to help Orchids analyze and capitalize on its opportunities. We are excited to have Rod as an asset for executing our plan to accomplish the Company’s goals.”

About Orchids Paper Products Company

Orchids Paper Products Company is a customer-focused, national supplier of high quality consumer tissue products primarily serving the at home private label consumer market. The Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins, to serve the value through ultra-premium quality market segments from its operations in northeast Oklahoma, Barnwell, South Carolina and Mexicali, Mexico. The Company provides these products primarily to retail chains throughout the United States. For more information on the Company and its products, visit the Company’s website at http://www.orchidspaper.com.